EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES IMPROVED SECOND QUARTER 2004 RESULTS

Lake Mary, Florida, July 16, 2004 - Bairnco Corporation (NYSE-BZ) today reported improved operating results for the second quarter 2004 as compared to the same period last year.  Sales were up 8.9% to $41,700,000, net income increased 94.5% to $1,130,000 and diluted earnings per share increased 87.5% to $.15.  Strong cash generation also resulted in total debt being reduced by $3.5 million in the second quarter.

Performance

Sales in the second quarter 2004 increased 8.9% to $41,700,000 from $38,294,000 in 2003.  Arlon's Electronic Materials sales were up 28.1% as this segment experienced growth in all its served markets which include electronics, wireless telecommunications and certain industrial markets. Arlon’s Coated Materials sales were down slightly as modest improvements in most markets were offset by reduced sales of protective coated materials to the automotive market. Kasco's sales increased 6.6% from the second quarter 2003 from increased service and repair revenues in the U.S. and the currency translation effect of the weakened U.S. dollar versus the British Pound and the Euro. Kasco’s European sales were lower in local currency but were up in U.S. dollars due to the change in exchange rates.

Gross profit increased 14.9% to $12,044,000 from $10,479,000 due to the increased sales and improved efficiencies from increased production volumes.  The gross profit margin as a percent of sales increased to 28.9% from 27.4%. The second quarter 2004 and 2003 gross profit was reduced by $722,000 and $360,000, respectively, from relocation and closing expenses of the East Providence facility related to the consolidation of Arlon’s industrial engineered coated products businesses.

Selling and administrative expenses increased 6.8% to $10,109,000 from $9,463,000 due to the increased sales. As a percent of sales, selling and administrative expenses decreased to 24.2% from 24.7% in 2003.

Interest expense increased to $197,000 in 2004 as compared to $174,000 in 2003 due to higher average interest rates.

The effective tax rate for the second quarter 2004 was 35.0% versus 31.0% for the second quarter 2003.  The increased tax rate assumes the Extraterritorial Income Exclusion (“EIE”), a statutory exclusion from taxable income, will expire in 2004. Legislation to replace the EIE is currently in Congressional committee.

Net income increased 94.5% to $1,130,000 as compared to $581,000 in the second quarter of 2003. Diluted earnings per common share increased 87.5% to $.15 from $.08 as a result of increased earnings.

Sales for the first six months of 2004 increased 7.7% to $84,277,000 from $78,266,000 in 2003 as the majority of Bairnco’s US served markets experienced growth with the improved economy.  Gross profit improved 12.2% to $24,741,000 from $22,059,000 on higher sales and production volumes. Selling and administrative expenses increased 5.7% to $20,673,000 from $19,556,000. Net income increased 62.2% to $2,385,000 from $1,470,000 and diluted earnings per share increased 60.0% to $.32 from $.20 in 2003.

Credit Agreement

The Corporation has in place a credit agreement that expires in February 2005. Consequently, all borrowings under the credit agreement are shown as current portion of long-term debt in the accompanying condensed balance sheet for the quarter ended July 3, 2004. It is our intent to structure a new financing agreement prior to the end of 2004.

Litigation

On April 9, the U.S. Court of Appeals for the Second Circuit affirmed the U.S. District Court's judgment dismissing, in its entirety, the Transactions Lawsuit against Bairnco and all the other defendants. On May 18, the U.S. Court of Appeals for the Second Circuit denied the plaintiffs' motion for rehearing, and it again affirmed the dismissal of the Transactions Lawsuit.  Plaintiffs’ counsel has advised Bairnco’s counsel that the plaintiffs do not intend to seek review of this decision by the U.S. Supreme Court.

The NOL Lawsuit is still pending in the trial court. Discovery has been completed in the NOL Lawsuit, and Bairnco plans to file a motion for summary judgment next month.  No trial date has been set.

#

“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, renegotiation of the Corporation’s Credit Agreement; changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; disruptions in operations due to labor disputes; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the impact on production output and costs from the availability of energy sources and related pricing; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:    Larry C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

#

Comparative Results of Operations (Unaudited)

	Quarter Ended		Six Months Ended
Condensed Income Statements	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003
Net sales	$41,700,000	$38,294,000	$84,277,000	$78,266,000
Cost of sales	29,656,000	27,815,000	59,536,000	56,207,000
Gross profit	12,044,000	10,479,000	24,741,000	22,059,000
Selling and administrative expenses	10,109,000	9,463,000	20,673,000	19,556,000
Operating profit	1,935,000	1,016,000	4,068,000	2,503,000
Interest expense, net	197,000	174,000	399,000	373,000
Income before income taxes	1,738,000	842,000	3,669,000	2,130,000
Provision for income taxes	608,000	261,000	1,284,000	660,000
Net income	$ 1,130,000	$ 581,000	$ 2,385,000	$ 1,470,000
Basic Earnings per Share of Common Stock	$ 0.15	$ 0.08	$ 0.32	$ 0.20
Diluted Earnings per Share of Common Stock	$ 0.15	$ 0.08	$ 0.32	$ 0.20

Basic Average Common Shares	7,352,000	7,335,000	7,348,000	7,335,000
Diluted Average Common Shares	7,515,000	7,366,000	7,483,000	7,357,000

Condensed Balance Sheets	July 3, 2004	Dec 31, 2003
ASSETS

Cash	$ 726,000	$ 796,000
Accounts receivable, net	25,269,000	23,511,000
Inventories	25,709,000	25,516,000
Other current assets	7,888,000	7,873,000
Total current assets	59,592,000	57,696,000
Plant and equipment, net	34,419,000	36,476,000
Cost in excess of net assets of purchased businesses, net	14,363,000	14,360,000
Other assets	9,087,000	9,697,000
Total	$117,461,000	$118,229,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,300,000	$ 1,875,000
Current maturities of long-term debt	26,260,000	2,173,000
Accounts payable	11,710,000	10,159,000
Accrued expenses	11,412,000	10,916,000
Total current liabilities	50,682,000	25,123,000
Long-term debt	276,000	27,785,000
Other liabilities	10,463,000	11,023,000
Stockholders’ investment	56,040,000	54,298,000
Total	$117,461,000	$118,229,000

#